Exhibit 99.1

Bond Labs Announces Increased Revenue for First Quarter

Period Highlighted by 22% Growth in NDS, Strong Resurrection™ Shipments

Press Release Source: Bond Laboratories, Inc. On Tuesday May 4, 2010, 10:00 am EDT

OMAHA, Neb.--(BUSINESS WIRE)--Bond Laboratories, Inc. (OTCBB:BNLB - News), an innovative manufacturer of functional beverages and nutritional products, today announced strong sales results for the quarter ending March 31, 2010. During the quarter, revenue was $2.4 million, an increase of 13.7% over revenue of $2.1 million for the same period in 2009. The primary growth driver was the Company’s NDS division, which sells nutritional and health supplements. NDS revenue grew year-over-year 22.2% for the quarter-ended, and 36.2% for the month-ended March 31, 2010.

“We are delighted with our results in Q1,” stated Bond CEO John Wilson. “Our NDS division continues to exceed expectations, a trend we believe will continue throughout the remainder of 2010. We are also extremely pleased with the early success of the Resurrection™ product launch and are excited about the prospects and potential for this category creating product as we continue to expand its distribution footprint and mindshare with consumers.”

About Bond Labs

Bond Laboratories is a manufacturer of innovative nutritional supplements and beverages. The Company produces and markets products through its NDS Nutrition and Fusion Premium Beverages divisions. NDS nutritional supplements are among the most popular products sold in GNC® franchise retail stores. Fusion Premium Beverages manufactures functional beverages, including the highly successful hangover prevention drink Resurrection™. Bond is headquartered in Omaha, Nebraska and maintains it primary sales operations in Dallas, TX. For more information on the Company please go to http://www.bond-labs.com.

Safe Harbor

Statements about the Company's future expectations and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.

The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact:

Investor Contact:
Surety Financial Group, LLC
Warren Rothouse or Bruce Weinstein
410-833-0078